EXHIBIT 99.1
GIANT INDUSTRIES, INC.
NEWS RELEASE

Contact: Mark B. Cox
         Executive Vice President, Treasurer, & Chief Financial Officer
         Giant Industries, Inc.
         (480) 585-8888

FOR IMMEDIATE RELEASE

August 03, 2005

                  GIANT INDUSTRIES, INC. ANNOUNCES RECORD
                        SECOND QUARTER NET EARNINGS

Scottsdale, AZ (August 03, 2005) - Giant Industries, Inc. [NYSE: GI] announced today net earnings of $20.6 million or $1.51 per diluted share for the second quarter ended June 30, 2005 versus $5.0 million or $0.44 per diluted share, for the second quarter of the prior year. Fees and expenses related to financing activities in the second quarter of 2005 resulted in a net after-tax charge of $1.8 million, or approximately $0.13 per share. Net earnings, exclusive of the after-tax charge for financing costs, were $22.4 million or $1.64 per diluted share for the second quarter of 2005. In the second quarter of 2004, fees and expenses related to financing activities resulted in a net after-tax charge of $9.9 million, or approximately $0.88 per share. Excluding the effect of the after-tax charge related to the financing, net earnings for the second quarter of 2004 would have been $14.9 million, or $1.32 per diluted share.

For the first half of 2005, the Company reported net earnings of $30.6 million or $2.34 per diluted share versus net earnings of $9.5 million or $0.93 per diluted share for the first six months of 2004. Net earnings, exclusive of the after-tax charge for financing costs, were $32.4 million or $2.47 per diluted share for the first half of 2005. For the first six months of 2004, net earnings would have been $18.9 million or $1.85 per diluted share, excluding the after-tax costs related to the financing activities.

Fred Holliger, Giant's Chairman and CEO said, "The first six months of this year have certainly been strong from both an operating and earnings perspective. Our net earnings for the second quarter and year-to-date exceeded our financial performance for the same period last year. Our refining operations had operating income of $71.0 million in the first half of 2005 compared to $56.0 million for the same period last year. This improvement was primarily the result of improved refining margins and increased production at all three refineries."

"Operationally, our retail group has also performed well in the first half of 2005. Year-to-date, same store fuel sales are up almost 6.5% over the prior year level and our same store merchandise sales are up almost 3.0% over the prior year level. Year-to-date operating income was negatively impacted by lower fuel margins in comparison to the first six months of 2004; however, operating income in the second quarter of 2005 exceeded the second quarter 2004 level."

"Phoenix Fuel Company continued to experience strong growth in both wholesale and cardlock fuel sales that contributed to operating income growth of approximately 30% from approximately $5.0 million in the first six months of 2004 to $6.5 million in the first six months of 2005."

Holliger continued, "We recently completed two acquisitions that should result in growth and increased profitability for our Four Corners operations. On August 1st, we closed on the purchase of an idle crude oil pipeline system that originates near Jal, New Mexico and is connected to a company-owned pipeline network that directly supplies crude oil to the Bloomfield and Ciniza refineries. As I said previously we are very excited about this opportunity. This pipeline addresses the strategic priority we have had over the last several years to access additional crude oil supplies for our two New Mexico refineries. When operational, the pipeline will have sufficient crude oil transportation capacity to allow us to again operate both refineries at maximum rates. On July 12th, we acquired
Farmington, New Mexico, based Dial Oil Company, a wholesale distributor of gasoline, diesel fuel and lubricants in New Mexico, with operations throughout the Southwest. This acquisition is an excellent complement to both our existing wholesale and retail businesses. More particularly, we believe the combination of Dial with Phoenix Fuel is a strategic fit that will provide a platform for future growth."

"We also recently completed an amendment to our revolving credit facility that increases our borrowing capacity up to $175 million, extends the maturity of the facility for an additional five years, substantially reduces our borrowing and letter of credit costs and relaxes some of the covenants. In contemplation of potential future growth, we also expanded the size of our bank group to potentially accommodate a larger credit facility should we want it."

Relative to third quarter performance, Holliger remarked, "Overall, we believe that our current refining fundamentals are more positive now than the same time last year. Same store fuel volumes and merchandise sales for our retail group are above the prior year's levels; however, fuel margins are lower. Phoenix Fuel currently continues to see stronger margins and volumes are consistent with the same time last year."

Giant's senior management will hold a conference call at 2:00 p.m. EDT on August 04, 2005 to discuss this earnings release and provide an update on company operations. The conference call will be broadcast live on the company's website at www.giant.com.

Giant Industries, Inc., headquartered in Scottsdale, Arizona, is a refiner and marketer of petroleum products. Giant owns and operates one Virginia and two New Mexico crude oil refineries, a crude oil gathering pipeline system based in Farmington, New Mexico, which services the New Mexico refineries, finished products distribution terminals in Albuquerque, New
Mexico and Flagstaff, Arizona, a fleet of crude oil and finished product truck transports, and a chain of retail service station/convenience stores in New Mexico, Colorado, and Arizona. Giant is also the parent Company of Phoenix Fuel Co., Inc. and Dial Oil Company, both of which are wholesale petroleum products distributors. For more information, please visit
Giant's website at www.giant.com.

This press release contains forward-looking statements that involve known and unknown risks and uncertainties. Forward-looking statements are identified by words or phrases such as "believes," "expects,"
"anticipates," "estimates," "should," "could," "plans," "intends," "will," variations of such words and phrases, and other similar expressions. While these forward-looking statements are made in good faith, and reflect the Company's current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: the risk that the pipeline acquisition and the acquisition of Dial Oil Company will not result in additional growth or increased profitability for our Four Corners operations, the risk that it will not be possible to place the acquired pipeline system in operation and/or operate the Bloomfield and Ciniza refineries at maximum rates due to financial, operational or other constraints, the risk that the timetable for placing the pipeline system into operation will be different than anticipated, the risk that it will not be possible to obtain additional crude oil for processing at the Bloomfield and Ciniza refineries at cost effective prices, the risk that the operations of Dial
Oil Company will not complement our existing wholesale and retail businesses, the risk that the combination of the operations of Dial Oil
Company with the operations or Phoenix Fuel will not provide a platform for future growth, the risk that we will not be able to obtain a larger credit facility should we want it, the risk that refining fundamentals will not remain more positive than the same time last year, the risk that our retail group will not continue to see fuel volumes and merchandise sales above last year's levels, the risk that Phoenix Fuel will not continue to see stronger margins than last year or volumes consistent with the same time last year, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on behalf of the Company, are expressly qualified in their entirety by the foregoing. Forward-looking statements made by the Company represent its judgment on the dates such statements are made. The Company assumes no obligation to update any forward-looking statements to reflect new or changed events or circumstance.


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
                          CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                          (Unaudited)

                                                  (In thousands except shares and per share data)
-----------------------------------------------------------------------------------------------------
                                              Three Months Ended June 30,   Six Months Ended June 30,
----------------------------------------------------------------------------------------------------
                                                   2005          2004           2005          2004
-----------------------------------------------------------------------------------------------------
Net revenues                                    $   863,357   $   654,035   $ 1,575,084   $ 1,194,843
Cost of products sold                               748,883       557,326     1,374,673     1,018,093
-----------------------------------------------------------------------------------------------------
Gross margin                                        114,474        96,709       200,411       176,750
Operating expenses                                   48,744        43,540        94,988        87,736
Depreciation and amortization                         9,492         9,220        20,463        18,318
Selling, general and administrative expenses         11,843        10,052        19,641        18,252
Net (gain)/loss on disposal of assets,
  including assets held for sale                       (207)          566          (219)          562
Gain from insurance settlement due to
  fire incident                                        (196)            -        (3,688)            -
-----------------------------------------------------------------------------------------------------
Operating income                                     44,798        33,331        69,226        51,882
Interest expense                                     (6,382)       (8,688)      (13,376)      (18,049)
Costs associated with early debt extinguishment      (2,099)      (10,875)       (2,099)      (10,875)
Amortization of financing costs                      (1,496)       (5,857)       (2,000)       (6,815)
Interest and investment income                          368            42           489            81
-----------------------------------------------------------------------------------------------------
Earnings from continuing operations before
  income taxes                                       35,189         7,953        52,240        16,224
Provision for income taxes                           14,651         2,938        21,644         6,607
-----------------------------------------------------------------------------------------------------
Earnings from continuing operations                  20,538         5,015        30,596         9,617
Earnings (loss) from discontinued operations,
  net of income tax (provision)/benefit of
  ($13), $17, ($9) and $69                               22           (27)           15          (111)
-----------------------------------------------------------------------------------------------------
Net earnings                                    $    20,560   $     4,988   $    30,611   $     9,506
=====================================================================================================
Net earnings (loss) per common share:
  Basic
      Continuing operations                     $      1.53   $      0.45   $      2.37   $      0.97
      Discontinued operations                             -             -             -         (0.01)
-----------------------------------------------------------------------------------------------------
                                                $      1.53   $      0.45   $      2.37   $      0.96
=====================================================================================================
  Assuming dilution
      Continuing operations                     $      1.51   $      0.44   $      2.34   $      0.94
      Discontinued operations                             -             -             -         (0.01)
-----------------------------------------------------------------------------------------------------
                                                $      1.51   $      0.44   $      2.34   $      0.93
=====================================================================================================
Weighted average number of
  shares outstanding:
     Basic                                       13,405,673    10,997,348    12,896,435     9,910,068
     Assuming dilution                           13,585,293    11,271,425    13,085,121    10,182,446
=====================================================================================================


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
                         CONDENSED CONSOLIDATED BALANCE SHEETS
                                    (Unaudited)

                                                              (In thousands)
---------------------------------------------------------------------------------------
                                                  June 30, 2005       December 31, 2004
---------------------------------------------------------------------------------------
Assets
Current assets                                      $  324,962          $  232,005
---------------------------------------------------------------------------------------
Property, plant and equipment                          697,616             671,851
  Less accumulated depreciation and amortization      (283,645)           (265,475)
---------------------------------------------------------------------------------------
                                                       413,971             406,376
Other assets                                            63,874              64,025
---------------------------------------------------------------------------------------
Total Assets                                        $  802,807          $  702,406
=======================================================================================
Liabilities and Stockholders' Equity
Current liabilities                                 $  176,909          $  128,833
Long-term debt                                         274,622             292,759
Deferred income taxes                                   55,624              41,039
Other liabilities and deferred income                   24,752              23,336
Stockholders' equity                                   270,900             216,439
---------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity          $  802,807          $  702,406
=======================================================================================

Certain reclassifications have been made to the year 2004 financial statements to conform to classifications used in 2005. These reclassifications had no effect on reported earnings or stockholders' equity.


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
                                      OPERATING STATISTICS

                                         2 Qtr. 2005  1 Qtr. 2005  4 Qtr. 2004  3 Qtr. 2004  2 Qtr. 2004
--------------------------------------------------------------------------------------------------------
Refining
--------
Four Corners Operations:
Crude Oil/NGL Throughput (BPD)              29,811       28,810       29,088       29,271       26,463
Refinery Sourced Sales Barrels (BPD)        29,344       28,559       28,198       28,412       25,175
Avg. Crude Oil Costs ($/Bbl)              $  51.64     $  47.46     $  47.18     $  40.99     $  35.97
Refining Margins ($/Bbl)                  $  13.48     $   7.86     $   7.36     $   8.14     $  12.44
Retail Fuel Volumes Sold as a % of
  Four Corners Refinery's Sourced
  Sales Barrels                                 37%          37%          37%          38%          40%
Yorktown Operations:
Crude Oil/NGL Throughput (BPD)              68,449       65,740       52,941       53,991       67,639
Refinery Sourced Sales Barrels (BPD)        71,539       62,726       56,854       53,585       69,862
Avg. Crude Oil Costs ($/Bbl)              $  48.76     $  44.96     $  44.55     $  38.43     $  35.53
Refining Margins ($/Bbl)                  $   7.30     $   6.78     $   4.56     $   6.01     $   6.20

Retail(1)
---------
Fuel Gallons Sold (000's)                   41,410       39,469       40,253       41,244       38,439
Fuel Margins ($/gal)                      $   0.17     $   0.11     $   0.17     $   0.18     $   0.21
Merchandise Sales ($ in 000's)            $ 36,325     $ 31,287     $ 32,635     $ 36,214     $ 34,541
Merchandise Margins                             27%          27%          26%          20%          24%
Number of Operating Units
  at End of Period                             124          125          124          125          125

Phoenix Fuel
------------
Fuel Gallons Sold (000's)                  120,344      120,865      116,569      119,253      124,342
Fuel Margins ($/gal)                      $   0.06     $   0.06     $   0.06     $   0.05     $   0.06
Lubricant Sales ($ in 000's)              $  9,027     $  8,412     $  7,962     $  7,933     $  7,827
Lubricant Margins                               10%          14%          13%          13%          13%
--------------------------------------------------------------------------------------------------------
Operating Income (Loss) (before
  corporate allocations) (in 000's)
-----------------------------------
Refining - Four Corners Operations        $ 19,724     $  6,285     $  2,899     $  8,150     $ 13,704
         - Yorktown Operations              27,312       17,650        4,854       11,652       21,811
Retail(1)                                    3,114       (1,679)       1,658        1,428        2,614
Phoenix Fuel                                 2,815        3,699        3,194        2,216        2,963
Corporate                                   (8,557)      (5,043)      (6,922)      (6,879)      (7,256)
Net gain (loss) on disposal/write-down
  of assets(1)(2)                              425        3,505        2,455        1,883         (549)
--------------------------------------------------------------------------------------------------------
Total(1)                                  $ 44,833     $ 24,417     $  8,138     $ 18,450     $ 33,287
========================================================================================================
Capital Expenditures (in 000's)(3)
----------------------------------
Refining - Four Corners Operations(4)     $  1,930     $  1,167     $  1,302     $  5,915     $ 13,108
         - Yorktown Operations              10,790        9,837       12,635       10,523        1,724
Retail                                       1,230          780        4,220          919          394
Phoenix Fuel                                   576          458          414          500          505
Corporate                                      345          584          259          135          113
--------------------------------------------------------------------------------------------------------
Total                                     $ 14,871     $ 12,826     $ 18,830     $ 17,992     $ 15,844
========================================================================================================
(1) Includes discontinued operations.
(2) Includes insurance proceeds related to the Ciniza fire incident.
(3) Excludes Yorktown refinery acquisition contingent payments.
(4) Includes disbursements related to the Ciniza fire incident.


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
                           Selected Financial Data

                                                 June 30, 2005    December 31, 2004
-----------------------------------------------------------------------------------
Working Capital (In Thousands)                     $148,053           $103,172
Current Ratio                                        1.84:1             1.80:1
Long-Term Debt As A Percent of Total Capital (5)       50.3%              57.5%
Net Debt As A Percent of Total Net Capital (6)         44.2%              55.4%
Book Value Per Share (7)                           $  20.18           $  17.55
Net cash provided by operating activities          $ 54,644           $ 76,514
-----------------------------------------------------------------------------------

(5) Total capital represents long-term debt plus total stockholders' equity.
(6) Net debt represents long-term debt less cash and cash equivalents. Total net capital represents long-term debt less cash and cash equivalents plus total stockholders' equity.
(7) Book value per share represents total stockholders' equity divided by number of common shares outstanding.


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

        Share Price Data  (NYSE: GI)

                    High      Low    Close
-------------------------------------------
2005 2nd Quarter   $36.49   $25.52   $36.00
2005 1st Quarter   $31.81   $23.54   $25.70
2004 4th Quarter   $28.98   $22.00   $26.51
2004 3rd Quarter   $27.25   $20.29   $24.30
2004 2nd Quarter   $22.16   $15.37   $22.00
-------------------------------------------
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